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                                                                    EXHIBIT 99.4
                       [GOLDMAN, SACHS & CO. LETTERHEAD]

PERSONAL AND CONFIDENTIAL

October 12, 1999

Board of Directors
Premark International, Inc.
1717 Deerfield Road
Deerfield, IL 60015


Re: Registration Statement on Form S-4 of Illinois Tool Works Inc. relating to the shares of common stock, par value $0.01 per share, of Illinois Tool Works Inc. being registered in connection with the proposed merger of a wholly-owned subsidiary of Illinois Tool Works Inc. with and into Premark International, Inc.

Ladies and Gentlemen:

Attached is our opinion letter dated September 9, 1999 with respect to the fairness from a financial point of view to the holders of the outstanding shares of Common Stock, par value $1.00 per share, of Premark International, Inc. (the "Company") of the Exchange Ratio (as defined therein) pursuant to the Agreement and Plan of Merger, dated as of September 9, 1999, among Illinois Tool Works Inc. ("ITW"), CS Merger Sub Inc., a wholly owned subsidiary of ITW, and the Company.

The foregoing opinion letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement.

In that regard, we hereby consent to the reference to the opinion of our Firm under the captions "Summary - Premark's Reasons for the Merger", "Summary - The Merger Agreement and the Merger", "The Merger Agreement and the Merger - Background of the Merger", "The Merger Agreement and the Merger - Recommendation of Premark's Board of Directors and Reasons for the Merger" and "The Merger Agreement and the Merger - Opinion of Premark's Financial Advisor" and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the above-mentioned Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Goldman, Sachs & Co.
--------------------------------
(GOLDMAN, SACHS & CO.)